EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-149583 and 333-163842 of Duncan Energy Partners L.P. on Form S-3; and (ii) Registration Statement No. 333-164852 of Duncan Energy Partners L.P. on Form S-8 of our reports dated March 1, 2011, relating to the consolidated financial statements of Duncan Energy Partners L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph indicating the financial statements of the Company were prepared from the separate records maintained by Enterprise Products Partners L.P. or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity), and the effectiveness of Duncan Energy Partners L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Duncan Energy Partners L.P. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2011